Name of Registrant:
Franklin Fund Allocator Series

File No. 811-07851

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class A and Class C shares on February 6, 2016.

Franklin NextStep Conservative, NextStep Moderate and NextStep Growth Funds